Exhibit 11

                 OIL-DRI CORPORATION OF AMERICA AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                     --------------------
                                                     Three Months Ended
                                                         October 31
                                                     --------------------
                                                         1999       1998
                                                     (Restated)
                                                     --------------------
Net income available to Stockholders
  (numerator)                                          $1,479     $2,028
                                                       ======     ======
Shares Calculation (denominator):

Average shares outstanding - basic                      5,721      5,881

Effect of Dilutive Securities:

Potential Common Stock
  relating to stock options                               175         48
                                                       ------     ------
Average shares outstanding- assuming dilution           5,896      5,929
                                                       ======     ======
Earnings per share-basic                               $ 0.26     $ 0.34
                                                       ======     ======
Earnings per share-assuming dilution                   $ 0.25     $ 0.34
                                                       ======     ======